Exhibit 99.1

Sphere 3D Provides Business Update and Reports Second Quarter 2026 Financial Results

Combined Company Positioned for Its Next Phase of Growth Through Power-Ready Infrastructure

Modular AI and HPC Development, Disciplined Asset Monetization and an Expanding Pipeline

Stamford, Connecticut, August 14, 2026 - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D" or the "Company"), a digital infrastructure company, today reported financial results for its second quarter ended June 30, 2026 along with an update on the business strategy and operations.

CEO Commentary

A Transitional Period

"Our second quarter results reflect the combined businesses since June 1," said Joel Block, Chief Executive Officer. "In the roughly sixty days since we closed our combination with Cathedra, new management and a refreshed board have taken the helm, and the foundational pieces of a broader digital infrastructure strategy are beginning to take shape. The results we are reporting today are largely a snapshot of the legacy businesses and include transaction related expenses and impairment charges. These are primarily a reflection of our past, not an indication of the business we are building today. In addition to installing a new management team and mapping out a new strategy, we signed flexible co-mining agreements with Bitdeer covering 30 MW, advanced conversion planning at Hopkinsville, added technical and advisory AI/HPC expertise, and began evaluating incremental capacity across the portfolio. We are functionally building a new company, new strategy, new team, and, subject to shareholder approval, a new name."

The Power Advantage

"Our strategy begins with a scarce and increasingly valuable advantage: power that is already energized, connected, and available today. Not power we are planning for or we are waiting years to secure. While the broader market remains constrained by transmission studies, interconnection queues and lengthy construction schedules, we believe sites with existing infrastructure offer a faster path to deployment. We intend to differentiate Sphere 3D on execution, speed and site readiness. We believe a megawatt serving AI and high-performance compute can earn a multiple substantially ahead of what that same megawatt earns in digital asset mining. Capturing that spread, site by site, is the economic engine of our conversion strategy."

Manufacture Offsite, Assemble Onsite: A Modular Development Model

"We are building a modular approach for smaller AI and high-performance computing sites, including GPU clusters sized for inference workloads. By using prefabricated components that are manufactured offsite and assembled locally, we can shorten construction schedules, reduce execution risk, and avoid the labor and community disruption that come with very large campus developments. Hyperscale campus projects are increasingly running into resistance. We believe that creates a real opening for operators who can deliver smaller increments of capacity quickly, in ways that genuinely benefit the communities that support them.

"Conversion can bring real benefits to local communities if done responsibly. It places higher-value equipment on local tax rolls and, in certain jurisdictions, expands the local tax base beyond legacy mining. We are engaging local stakeholders early, because building in ways communities can support is not a compliance exercise for us, it is a competitive advantage."

Expanding the Platform

"We are building a scalable platform of smaller footprint sites that put proactive community engagement at the center of how we grow. Our approximately 53 MW operating footprint is only the starting point. We continue to evaluate additional land, buildings, substation capacity and site conversions, including opportunities at Hopkinsville and elsewhere in the TVA region. We are also speaking with prospective off-takers, co-tenants and other commercial counterparties. Although we do not yet have a new commercial agreement to announce, we are seeing growing interest in smaller sites. We believe our network of greenfield and brownfield opportunities combined with our strategy creates a meaningful opportunity."

Executing with Discipline

"We are taking practical steps to create value from the assets we control today. Our 30 MW co-mining agreements with Bitdeer puts capacity to work with an established counterparty and gives us operating visibility while we evaluate AI and high-performance sites. We are early in this work, but intend to execute it in a way that builds durable, long-term value for our shareholders."

Strategic & Business Updates

• On June 1, 2026, we completed the Cathedra Bitcoin Inc. ("Cathedra") combination, creating a platform with approximately 53 MW of operating capacity and more than 100 MW of potential expansion opportunities.

• Entered co-mining agreements with Bitdeer covering 30 MW across three sites in Tennessee and Kentucky. Subsequent to quarter end, we successfully installed the first of the three sites, with the remaining two expected to be fully installed before November 2026. The agreements preserve our flexibility for future AI and high-performance computing applications.

• Advanced the proposed DarkHorse Technologies rebrand and reserved the Nasdaq ticker "DRK," subject to shareholder approval.

• Engaged EA Advisors, experienced leaders in the data center arena, to support site assessments, partner selection and conversion planning for AI and high-performance computing workloads.

• Added Orange Group Advisors, Laine Communications and White Oak Strategies to strengthen investor relations, communications and community engagement.

• Continued planning at Hopkinsville, including the potential conversion of the existing approximately 15 MW facility and development of a new 50 MW data center.

• Proposed funding a new 65 MW Hopkinsville substation designed to benefit the broader community, with approximately 15 MW potentially available to other local utility customers.

• Continued evaluating incremental capacity, including an approximately 15 MW land option and two potential additions of approximately 5 MW each.

• Continued discussions with prospective off-takers, co-tenants and other commercial counterparties.

Q2 2026 Financial Highlights

The results of Cathedra's operations have been included in the Company's results starting June 1, 2026.

● Revenue: $2.5 million; a 28% increase compared to 2026 Q1

● Net Loss: ($13.8) million

● Cash and Cash Equivalents: $2.8 million as of June 30, 2026

● Bitcoin Holdings: $1.2 million as of June 30, 2026

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) is a digital infrastructure company focused on operating and expanding scalable power and data center assets for high-performance computing, AI workloads and digital asset infrastructure. Following its business combination with Cathedra Bitcoin, Sphere 3D operates a diversified platform with approximately 53 MW of operating power capacity across multiple U.S. data center locations and a development pipeline exceeding 100 MW of potential expansion opportunities. The Company combines infrastructure ownership, energy optimization expertise and capital markets access to pursue long-term value creation across next-generation compute infrastructure. The Company has proposed to rebrand as DarkHorse Technologies Inc. under the reserved Nasdaq ticker "DRK," subject to shareholder approval at its August 24, 2026 special meeting and Nasdaq processing. For more information, visit www.sphere3d.com.

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events and include statements regarding the Company's strategy, plans and objectives; the integration and expected benefits of the business combination with Cathedra Bitcoin; the utilization, evaluation, conversion and expansion of the Company's power and data center assets; potential AI and high-performance computing applications; demand for smaller sites and inference-oriented infrastructure; prospective offtakers, co-tenants and other commercial counterparties; the expected benefits, deployment and renewal of the Bitdeer co-mining agreements; the proposed Hopkinsville data center and substation projects and other potential capacity additions; the engagement and expected contributions of the Company's strategic, investor relations and government affairs advisors; and the proposed rebrand to DarkHorse Technologies Inc. and related change of Nasdaq ticker symbol to "DRK," which remain subject to shareholder approval, Nasdaq processing and other conditions and may not occur on the anticipated timeline or at all. In some cases, forward-looking statements can be identified by words such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue," or the negative of these words or other similar terms or expressions. Expectations and beliefs regarding these matters may not materialize, and actual results are subject to risks and uncertainties that could cause them to differ materially from those projected. These risks and uncertainties include general market conditions and those more fully described in the Company's filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K and other filings made from time to time and available at www.sec.gov. Forward-looking statements speak only as of the date they are made and are based on information available at that time. The Company does not assume any obligation to update forward-looking statements to reflect subsequent circumstances or events, except as required by applicable securities laws.

SPHERE 3D CONTACT

Investor.relations@sphere3d.com

SPHERE 3D CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$2,452	$3,018	$4,368	$5,835
Operating costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown below)	2,287	2,301	3,890	4,495
General and administrative	4,831	2,126	7,282	5,295
Depreciation and amortization	1,319	1,667	2,464	3,273
Impairment of property and equipment	7,039	-	7,039	-
Impairment of intangible assets	588	-	588	-
Loss on disposal of property and equipment	-	51	241	859
Change in fair value of Bitcoin	210	(500)	816	(272)
Total operating costs and expenses	16,274	5,645	22,320	13,650
Loss from operations	(13,822)	(2,627)	(17,952)	(7,815)
Other income (expense):
Investment gain	-	4,309	-	659
Other (expense) income, net	(5)	(13)	20	40
Net (loss) income before income taxes	(13,827)	1,669	(17,932)	(7,116)
Provision for income taxes	2	2	3	2
Net (loss) income	$(13,829)	$1,667	$(17,935)	$(7,118)
Net (loss) income per share:
Basic	$(2.68)	0.60	(4.14)	(2.59)
Diluted	$(2.68)	$0.60	$(4.14)	$(2.59)
Shares used in computing net (loss) income per share:
Basic	5,166,486	2,774,780	4,328,230	2,748,060
Diluted	5,166,486	2,777,080	4,328,230	2,748,060

SPHERE 3D CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

	June 30,	December 31,
	2026	2025
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$2,846	$3,707
Bitcoin	1,197	3,263
Accounts receivable	346	-
Other current assets	1,731	1,707
Total current assets	6,120	8,677
Property and equipment, net	10,706	14,608
Operating lease right-of-use assets	1,451	-
Goodwill	3,282	-
Intangible assets, net	754	1,610
Other non-current assets	2,554	225
Total assets	$24,867	$25,120

LIABILITIES, TEMPORARY EQUITY, AND SHAREHOLDERS' EQUITY
Current liabilities	$5,916	$1,802
Long-term liabilities	2,058	-
Temporary equity	18	18
Shareholders' equity	16,875	23,300
Total liabilities, temporary equity, and shareholders' equity	$24,867	$25,120